Exhibit 99.1

Notice to Directors and Executive Officers of USG Corporation Regarding “Blackout Period” and

Restrictions on Ability to Trade in Equity Securities of USG Corporation

TO:	The members of the Board of Directors and Executive Officers of USG Corporation

FROM:	Brian J. Cook, Senior Vice President, Human Resources and Communications
Stanley L. Ferguson, Executive Vice President, General Counsel and Secretary

RE:	Important Notice Regarding “Blackout Period” Under the USG Corporation Investment Plan and Restrictions on Ability to Trade in Equity Securities of USG Corporation

DATE:	September 9, 2014

Participants in the USG Corporation Investment Plan (the “Plan”) have been notified that there will be a temporary “blackout period” that will apply to the Plan due to the Plan’s conversion to a new third party administrator. The blackout period is necessary to allow sufficient time to complete the conversion to the new third party administrator. During the blackout period, Plan participants will be unable to direct or diversify investments in their individual accounts, obtain a loan from the Plan, or obtain a distribution from the Plan. This notice is to inform you of significant restrictions on your ability to trade in any equity security of USG Corporation during the upcoming blackout period. The blackout period will be in effect beginning at 4:00 p.m. Eastern time on September 25, 2014 and is expected to end during the week of October 12, 2014. Even if you are not a participant in the Plan, this restriction affects you—please read this entire memorandum.

During the blackout period, and in accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR (Blackout Trading Restriction), as directors and executive officers of USG Corporation, you are prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of USG Corporation (or derivatives thereof) acquired in connection with your service or employment as a director or executive officer (as defined in the rules). Generally, this restriction applies to directors and executive officers of public companies and is designed to ensure they do not buy or sell securities of an issuer when participants of an employee benefit plan such as the Plan are temporarily prevented from engaging in equity security transactions through their plan accounts.

Although this trading restriction is subject to certain exceptions, given the complexity of the rules, the short duration of the blackout period, and that the Plan blackout period coincides with USG Corporation’s regularly scheduled “quiet period”, you should avoid all transactions involving USG Corporation equity securities during the blackout period. This includes, without limitation, any purchases or dispositions of USG Corporation common stock (or derivatives thereof) held inside or outside of the Plan, selling any USG Corporation common stock you originally received as a restricted stock grant and/or exercising any of your stock options. Please note that these trading prohibitions also apply to USG Corporation equity securities held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. These restrictions apply in addition to the trading restrictions under our securities trading policy.

We will notify you when the blackout period has ended. If you should have any questions concerning this notice or the blackout period, please feel free to contact Brian J. Cook, Senior Vice President, Human Resources and Communications, at (312) 436-4000 or by mail at USG Corporation, 550 West Adams Street, Chicago, Illinois 60661-3676. During the blackout period you may obtain, without charge, information as to whether the blackout period has begun or ended by contacting Brian J. Cook, Senior Vice President, Human Resources and Communications, at the above telephone number or address.